Calculation of Filing Fee Tables

Form S-3

ChromaDex Corporation
(Exact names of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c)	2,480,000	$1.52	$3,769,600	0.00011020	$415.41
Total Offering Amounts							$415.41
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$415.41

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based upon the average of the high and low prices of ChromaDex Corporation’s common stock on October 31, 2022, a date within five business days prior to the filing of this registration statement, on The Nasdaq Capital Market, which was $1.52.